Exhibit 31.2

CERTIFICATE PURSUANT TO RULE 13A-14(A)

UNDER THE SECURITIES EXCHANGE ACT OF 1934

I, Beth W. Cooper, certify that:

1.    I have reviewed this Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2019 of Chesapeake Utilities Corporation; and

2.    Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: June 26, 2020

/s/ BETH W. COOPER

Beth W. Cooper

Executive Vice President, Chief Financial Officer,

and Assistant Corporate Secretary